EXHIBIT 15


                             ARTHUR ANDERSEN LLP



To Jacobson Stores Inc.:

We are aware that Jacobson Stores Inc. has incorporated by reference in its Form S-8 Registration Statements File Nos. 2-88295, 033-53469 and 333-31989 and Form S-2 File No. 33-10532 its Form 10-Q for the quarter ended July 26, 1997, which includes our report dated August 8, 1997, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                              Very truly yours,



                           /s/  Arthur Andersen LLP
                           ------------------------
                             ARTHUR ANDERSEN LLP

Detroit, Michigan
September 4, 1997